Exhibit 99.1

December 15, 2010

FOR IMMEDIATE RELEASE
Contact: Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION COMPLETES SALE

OF ITS REMAINING INTEREST IN COBRE LAS CRUCES TO

INMET MINING CORPORATION

Leucadia National Corporation (LUK – NYSE) announced today the closing of the transaction detailed in a press release dated November 29, 2010 with Inmet Mining Corporation (“Inmet”) (IMN – TSX) whereby Inmet acquired Leucadia’s 30% indirect equity interest in and subordinated sponsor loans to the Cobre Las Cruces copper mining project (“Las Cruces”).  The purchase consideration was effectively comprised of US$150 million cash and 5,442,413 newly issued common shares of Inmet (the “Consideration Shares”). In addition, Leucadia was released from its guarantee of US$72 million of debt owed by Las Cruces to an affiliate of Inmet.

The Consideration Shares constitute approximately 8.8% of the outstanding Inmet common shares.  Accordingly, for purposes of Canadian securities laws, Leucadia beneficially owns 11,042,413 common shares of Inmet, or approximately 17.94% of Inmet’s currently issued and outstanding common shares.

The number of common shares issued by Inmet in the transaction was based on the volume weighted average trading price of an Inmet common share on the Toronto Stock Exchange (“TSX”) for the 10 day period ending November 26, 2010.  Based on the Bank of Canada noon exchange rate expressed in Canadian dollars per US$1.00 on November 26, 2010, the per share value of the Consideration on November 26, 2010 was equal to approximately C$61.79 per share.

The Consideration Shares were acquired for investment purposes only, and Leucadia has no current intention of acquiring any further securities of Inmet. Depending upon relevant economic and market conditions prevailing from time to time, Leucadia may determine to acquire or to dispose of common shares of Inmet in TSX-traded or privately negotiated transactions or otherwise.

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This press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Leucadia believes any such statement is based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see Leucadia’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and its Annual Report on Form 10-K, as amended, for the year ended December 31, 2009. These forward-looking statements speak only as of the date hereof. Leucadia disclaims any intent or obligation to update these forward-looking statements.

Leucadia National Corporation, with its principal business address at 315 Park Avenue South, New York, New York 10010, is a holding company engaged in a variety of businesses.

MK Resources LLC, with its principal business address at 315 Park Avenue South, New York, New York 10010, is an indirect wholly-owned subsidiary of Leucadia National Corporation.  MK Resources LLC is the holder of 10,663,576 of the Inmet common shares (representing approximately 17.33% of the issued and outstanding Inmet common shares) beneficially owned by Leucadia.

A copy of the early warning report to be filed by Leucadia under applicable Canadian securities laws in connection with the information in this press release may be obtained from Laura E. Ulbrandt, Corporate Secretary at 212-460-1900.